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                                                                      EXHIBIT 11


                 CABOT CORPORATION AND CONSOLIDATED SUBSIDIARIES

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
               For the three month period ended December 31, 1996
                    (In thousands, except per share amounts)

                                                             Primary      Fully Diluted
                                                             --------     -------------
Shares of common stock outstanding at October 1, 1996,
   less treasury stock                                         71,589          71,589

Plus net weighted shares of treasury stock purchased             (692)           (692)

Plus common stock equivalents:

   Effect of convertible preferred stock conversion                             6,069
   Effect of equity incentive awards                            1,122           1,122
                                                             --------        --------
Weighted average shares outstanding                            72,019          78,088
                                                             ========        ========

Income applicable to common shares                           $ 24,293        $ 24,293

Dividends on preferred stock                                                      820

Preferred stock conversion compensation shortfall                                (511)
                                                             --------        --------
Earnings applicable to common shares                         $ 24,293        $ 24,602
                                                             ========        ========
Earnings per common share                                    $   0.34        $   0.32
                                                             ========        ========